CONTRACT OF SALE AND LEASEBACK

         This Contract of Sale and Leaseback (the "Contract"), dated as of June 10, 1997 is made and entered into between Earth Search Sciences, Inc., a Utah corporation (hereinafter referred to as "Seller") and Accuprobe, Inc., a New York corporation (hereinafter referred to as "Buyer").

RECITALS

         A. Seller has entered into an agreement to purchase two duplications of the ESSI Probe 1 (the first such probe is hereinafter individually referred to as a "Probe," and both probes are collectively referred to as the "Probes").

         B. Seller wishes to sell the Probe to Buyer and simultaneously enter into a long-term lease of the Probe (such lease is hereinafter referred to as the "Equipment Lease"). The Equipment Lease shall be substantially in the form attached hereto as Exhibit A.

         C. Buyer wishes to enter into a contract to purchase and leaseback to Seller the Probe on the terms hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

                                    ARTICLE I

                                  Defined Terms

         1.1 Definitions. As used herein, the following terms shall have the meanings given:

(a) "Business Day" means any Monday through Friday on which business is transacted by banks in Boise, Idaho.

(b) "Closing" means the consummation of the purchase of the Probe by Buyer from Seller in accordance with the terms and provisions of Article VII.

(c) "Closing Date" means the date on which the Closing occurs.

(d) "Contract" means the Supply Contract dated September 11, 1995, between Manufacturer and Seller.

(e) "Effective Date" means the date on which a counterpart of this Agreement has been fully executed and delivered by Buyer and Seller.

(f) "Manufacturer" shall mean Integrated Spectronics Pty Ltd, A.C.N 003 873 443, a company incorporated under the laws of New South Wales, Australia.

(g) "Operators" shall mean Quasar Resources, Inc., a Wyoming corporation, Bear Creek Exploration, Inc., a Nevada corporation, and such other entities to which seller licenses the right to use the Probe during the term of the Equipment Lease.

(h) "Purchase Price" means the total consideration to be paid by Buyer to Seller for the purchase of each Probe, as specified in Section 3.1 hereof.

(i)  "Warrants"  means the common stock purchase  warrants  described in Section
4.1.

        1.2 Other Defined Terms Certain other defined terms shall have the respective meanings assigned to them elsewhere in this Agreement.

                                   ARTICLE II

                         Agreement of Purchase and Sale

On the terms and conditions stated in this Agreement, Seller hereby agrees to sell and convey the Probe to Buyer and lease it from Buyer, and Buyer agrees to purchase, and acquire the Probe from Seller and lease it to Seller.

                                   ARTICLE III

                                 Purchase Price

         3.1 Purchase Price. The Purchase Price to be paid by Buyer to Seller for the Probe shall be $2,500,000. Except for $200,000 being held by Buyer for payment at the Closing, the parties acknowledge that Buyer has previously paid the Purchase Price in full. Seller represents and warrants that it has paid Manufacturer in full for the Probe, and that no amounts remain owing or will become owing by Seller to Manufacturer under the Contract.

        3.2 Assignment of Contract. Seller hereby assigns to Buyer all of Seller's right, title and interest in and to the Contract, subject however to Seller's rights under the Equipment Lease. This assignment is intended to secure Buyer's right to acquire the Probe at the Closing subject to the Equipment Lease. Attached hereto as exhibit D is a consent to such assignment executed by the Manufacturer.

        3.3 Advance. Buyer has previously advanced to Seller, in addition to the Purchase Price, the sum of ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000) to fund the purchase of an additional Probe. Upon execution of this Agreement, Seller shall deliver to Buyer a promissory note and collateral assignment substantially in the forms set forth as Exhibits B and C, respectively, attached hereto, to reflect the terms of Seller's obligation to repay such advances.

                                   ARTICLE IV

                              Issuance of Warrants

         4.1 Issuance of Warrants. Upon the signing of this Agreement and in consideration of Buyer's purchase of the Probe, Seller shall issue to Buyer 1,000,000 shares of unregistered common stock of Seller. At Closing, in consideration of Buyer's purchase of the Probe, ESSI shall isssue to Buyer a warrant the form annexed hereto as Exhibit E entitling Buyer to purchase up to 1,000,000 shares of unregistered common stock of Seller at an exercise price of $2.00 per share, which warrant shall be exercisable at any time on or before 5:00 p.m. McCall, Idaho time on April 10, 2000.

                                    ARTICLE V

              Representations, Warranties, and Agreements of Seller

         5.2 Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the Effective Date and as of each Closing Date, except where specific reference is made to another date or dates, that:

                  (a) Seller has the full right, power, and authority to sell and convey the Probe as provided in this Agreement and to carry out Seller's obligations hereunder and under any other documents and instruments executed by Seller pursuant hereto, and all requisite action necessary to authorize Seller to enter into this Agreement and to carry out Seller's obligations hereunder and under any other documents and instruments executed by Seller pursuant hereto has been, or on the Closing Date, will have been, taken;

                  (b) Seller is in good standing in the State of Idaho and in each state in which it transacts business and it is authorized to do business in each state in which it transacts business; and

                  (c) Pursuant to this Agreement, Buyer is acquiring all of Seller's right, title and interest in and to the Probe free and clear of any liens. Seller has, or will have prior to closing date for each Probe paid the Manufacture in full for the Probe.

                                   ARTICLE VI

               Representations, Warranties and Agreements of Buyer

         Buyer represents, warrants and agrees with Seller as of the Effective Date and as of each Closing Date, except where specific reference is made to another date or dates, that:

                  (a) Buyer has the full right, power, and authority to purchase and lease back the Probe as provided in this Agreement and to carry out Buyer's obligations hereunder and under any other documents and instruments executed by Buyer pursuant hereto, and all requisite action necessary to authorize Buyer to enter into this Agreement and to carry out Buyer's obligations hereunder and under any other documents and instruments executed by Buyer pursuant here to has been, or on the Closing Date, will have been, taken;

                  (b) Buyer has the financial capacity to complete the transactions described in this Agreement and Buyer's commitment to proceed is in no way contingent upon Buyer's ability to obtain external financing for this transaction;

                  (c) Buyer is an "accredited investor" as defined in Rule 501 under the Securities Act of 1933; and

                  (d) Buyer and Buyer's shareholders shall deliver to Seller a complete and accurate Confidential Investor Questionnaire, in the form attached as Exhibit F, and will provide Seller any additional information or documentation reasonably necessary to demonstrate to Seller's satisfaction that Buyer and Buyer's shareholders are "accredited investor," as defined in Rule 501 under the Securities Act of 1933.

                                   ARTICLE VII

                                     CLOSING

         7.1 Date and Place of Closing. The Closing with respect to the Probe shall take place on the date of delivery of the Probe to Seller from Manufacturer pursuant to the Contract at Sydney, Australia or such other place as is mutually acceptable to Manufacturer and Seller, although Buyer and Seller need not be physically present at the Closing.

         7.2 Items to be Delivered at the Closing.

                  (a) Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer, at Seller's sole cost and expense (except as provided to the contrary), the following items duly executed:

                           (i) A Bill of Sale acknowledged by Seller, conveying the Probe to Buyer;

                           (ii) An executed Equipment Lease with respect to the Probe;
and
                           (iii)    The Warrants.

                           (iv) The executed promissory note and collateral assignment in the forms attached hereto as Exhibit B and C, respectively.

                  (b) Buyer. At the Closing, Buyer, in addition to the balance of the Purchase Price as referenced in Section 3.1, shall deliver to
Seller:

                           (i) An executed Equipment Lease with respect to the Probe;
and
                           (ii) An acknowledgment of receipt of title to the Probe.
                  (c) Seller and Buyer. At the Closing and thereafter if requested by either party, the parties shall execute such other documents and take such other actions as may be reasonably requested by the requesting party to effectuate the intent and purposes of this Agreement and the Equipment Leases.

         7.3 Delivery and Closing. The Probes shall be delivered to the applicable Operator for use after the Closing. Title to the Probe shall pass to Buyer at the same point of delivery that Seller takes delivery of the Probe from Manufacturer at the Closing subject to the rights of Seller as tenant under the Equipment Lease.

         7.4 Cost of Closing. Each party is responsible for paying the legal fees of its counsel in negotiating, preparing, and closing the transaction contemplated by this Agreement. Seller is responsible for paying fees, costs, and expenses identified herein as being the responsibility of Seller, including, but not limited to the cost of acquiring and delivering the Probe. This Section
7.5 shall survive the Closing for all purposes.

                                  ARTICLE VIII

                                  Risk of Loss

         Risk of loss, damage or destruction to the Probe shall be borne by Seller until the Closing is completed on the Closing Date. In the event of such loss, damage or destruction, Seller shall have a reasonable period of time to effect repair or replacement of the lost, damaged or destroyed Probe.

                                   ARTICLE IX

                              Defaults and Remedies

         If either party shall default in the performance of any of its obligations hereunder, and if such default is not cured within ten (10) days after written notice to the defaulting party specifying such default, the nondefaulting party shall have all rights and remedies to which it may be entitled by law and under this Agreement (including the right of the nondefaulting party to obtain specific performance against the defaulting party).

                                    ARTICLE X

                                  Miscellaneous

         10.1 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following addresses:

         If to Seller:     Earth Search Sciences, Inc.
                           502 North 3rd Street
                           McCall, Idaho 83638
                           Attention: Larry F. Vance, Chairman
                           Telephone: (208) 634-7080
                           Fax: (208) 634-2978


         If to Buyer:      Accuprobe, Inc.
                           Longwood Road
                           Sands Point, NY  11050
                           Attention: Dr. Jan Arnett
                           Telephone:
                           Fax:

         Copy to: Shea & Nornes

                           1393 Veterans Memorial Highway, Suite 100
                           Hauppauge, NY  11788
                           Attention:  J. Timothy Shea
                           Telephone: (516) 366-3666
                           Fax: (516) 366-3671

Any such notice shall be either (a) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) Business Days after deposit, postage prepaid, in the U.S. Mail, (b) sent by overnight delivery using a nationally recognized overnight courier, in which case it shall be deemed delivered one (1) Business Day after deposit with such courier, (c) sent by facsimile, in which case notice shall be deemed delivered upon transmission of such notice to the appropriate Fax number above, or (d) sent by personal delivery. The above addresses may be changed by written notice to the other party. Copies of notices are for informational purposes only and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

         10.2 Governing Law. This Agreement is being executed, delivered, and is intended to be performed in the State of Idaho and the laws of Idaho shall govern the validity, construction, enforcement, and interpretation of this Agreement, unless otherwise specified herein.

         10.3 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the Probes, and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

         10.4 Right to Inspect. Buyer shall have the right to inspect Seller's records for the purpose of auditing the use of the Probe and any Royalties due under the Lease, subject to such restriction as Seller may reasonably impose to protect the confidentiality of the records. Such inspections shall be made during reasonable business hours as may be set by Seller.

         10.5 Parties Bound. This Agreement is binding on and inures to the benefit of Seller and Buyer and their respective successors and permitted assigns.

         10.6 Further Acts. In addition to the acts and deeds recited in this Agreement and contemplated to be performed, executed, and/or delivered under this Agreement, Seller and Buyer agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing or after the Closing all further acts, deeds and assurances reasonably necessary to consummate the transactions contemplated hereby, including without limitation any documents or assurances necessary to accommodate the reasonable requests of either party with respect to tax treatment of the transactions contemplated by this Agreement.

         10.7 Multiple Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same contract and any of the parties to this Agreement may execute the Agreement by signing any of the counterparts.

         10.8 Exhibits. The exhibits which are referenced in, and attached to, this Agreement are incorporated in, and made, a part of, this Agreement for all purposes.

         10.9 Assignment. Neither party shall have the right to assign its rights under this Agreement to any person or entity without the prior written consent of the other party. The giving or withholding of such which consent shall be in the sole discretion of that party.

         10.10 Attorney's Fees. If either party hereto employs an attorney to enforce or defend its rights hereunder, the prevailing party shall be entitled to recover its reasonable attorney's fees.

         10.11 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary.

         10.12 Time. Time is of the essence in the performance of each and every term, condition and covenant contained in this Agreement.

         10.13 Construction. The parties acknowledge that the parties and their counsel have reviewed and negotiated this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

         EXECUTED on the 10 day of June, 1997.

SELLER:                                     BUYER:

EARTH SEARCH SCIENCES, INC.                 ACCUPROBE, INC.
a Utah Corporation                          A New York Corporation

By: /s/ Larry Vance                         By: /s/ Jan Arnett
Title: Chairman                             Title: President